Exhibit 10.23

DIRECTOR COMPENSATION ARRANGEMENTS

Healthaxis Inc. (the “Company”) maintains a compensation program for its non-employee directors, which is comprised of both an equity and a cash component. Effective January 16, 2007, a new annual compensation program was approved for the Company’s Board of Directors for calendar year 2007. For 2007, each non-employee director will receive 10,000 shares of restricted stock, with the chairman of each committee of the Board of Directors and the lead director receiving an additional 2,500 shares of restricted stock and the Chairman of the Board receiving an additional 15,000 shares of restricted stock. These grants of restricted stock vest at the rate of 25% for each of the four regular quarterly meetings of the Board of Directors and its committees.

With respect to cash compensation, non-employee directors other than the Chairman of the Board receive $1,875 for each meeting attended in person, $500 for each committee meeting attended in person when not held on the same date and at the same location as a meeting of the Board of Directors, and $250 per hour for attendance at telephonic meetings (with a maximum of $500 per telephonic meeting). The Chairman of the Board receives $5,675 for each meeting of the Board of Directors attended in person, and $350 per hour for attendance at telephonic meetings (with a maximum of $750 per telephonic meeting). Committee chairs and the lead director receive an additional $2,000 per committee meeting attended in person and $350 per hour for attendance at telephonic meetings (with a maximum of $750 per telephonic meeting).